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                                                                    EXHIBIT 4.13

                        AMENDMENT TO SCOTT PAPER COMPANY
                   1994 NON-U.S. EMPLOYEES' STOCK OPTION PLAN


                 This Amendment (this "Amendment") to the Scott Paper Company 1994 Non-U.S. Employees' Stock Option Plan (the "Plan") is adopted by the Board of Directors (the "Board") of Scott Paper Company (the "Company") on December 12, 1995, to be effective as of the Effective Time (as hereinafter defined).

                 WHEREAS, on July 16, 1995, Kimberly-Clark Corporation ("Kimberly-Clark"), Rifle Merger Co. and the Company entered into an Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which Rifle Merger Co. merged (the "Merger") with and into the Company and the Company became a wholly-owned subsidiary of Kimberly-Clark on the date hereof; and

                 WHEREAS, the Board desires to amend the Plan, effective as of the effective time of the consummation of the Merger (the "Effective Time").

                 NOW, THEREFORE, the Plan is hereby amended as follows, effective as of the Effective Time.

                 1.  Section I.B. of the Plan is amended as follows:

                 (a) The definition of "Committee" is deleted in its entirety and the following is substituted therefor:

                          "Committee" means the Compensation Committee of the
                 Board of Directors of Kimberly-Clark Corporation.

                 (b) The following definition is added after the definition of "Committee":

                          "Effective Time" means the effective time of the
                 consummation of the merger of Rifle Merger Co., a wholly-owned subsidiary of Kimberly-Clark, with and into the Company.

                 (c) The following definition is added after the definition of "Fair Market Value":

                          "Kimberly-Clark" means Kimberly-Clark Corporation, a
                 Delaware corporation.

                 (d) The definition of "Share" is amended by adding the following at the end thereof:
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                          ", and at and after the Effective Time shall mean a
                 share of Kimberly-Clark Common Stock, $1.25 par value."

                 2. Section I.F. of the Plan is amended by deleting "the Company's" and substituting therefor "Kimberly-Clark's".

                 3. The following sentence is added as a separate paragraph following the second paragraph of Section II.E. of the Plan:

                          "Notwithstanding anything to the contrary contained
                 in the Plan, following the Effective Time, employment by the Company or a Subsidiary for purposes of the Plan shall include employment by Kimberly-Clark or by any corporation at least 20 percent of the equity interest of which is owned, directly or indirectly, by Kimberly-Clark."

                 4. Except as expressly amended hereby, the terms of the Plan shall remain in full force and effect.





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